EXHIBIT 99.1

Coastal Banking Company Reports First Quarter 2010 Earnings

BEAUFORT, S.C., May 18, 2010 (GLOBE NEWSWIRE) -- Coastal Banking Company Inc. (OTCBB:CBCO), the holding company of CBC National Bank, which operates divisions including Lowcountry National Bank in Beaufort, S.C., and First National Bank of Nassau County in Fernandina Beach, Fla., today reported a net loss of $471,275, or a loss of $0.24 per diluted share, for the quarter ended March 31, 2010.

The first quarter 2010 results compare to a net loss of $1.9 million, or a loss of $0.81 per diluted share, for the first quarter of 2009, which included a non-recurring charge of $507,366 from the write-down of securities the company held in Silverton Financial Services, Inc., which was closed on May 1, 2009. The non-recurring charge increased the company's first quarter 2009 loss per diluted share by $0.20.

Highlights from the first quarter include:

●	Net loan charge-offs declined by $1.9 million, or 0.68 percent of total loans from the prior quarter.

●	Nonaccrual loans as a percentage of total loans declined 21 basis points from the previous quarter.

●	Net interest income increased $500,000 compared to the first quarter of 2009.

●	Net interest margin expanded by 16 basis points from the prior quarter.

●	The company's provision for loan losses declined by $2.5 million compared to the first quarter of 2009.

●	The company increased its allowance for loan losses as a percentage of loans by an additional 13 basis points.

"We are pleased with our performance in the first quarter as we exceeded our budgeted goals," said Michael G. Sanchez, chief executive officer. "Our loan quality continued to stabilize during the quarter, and we saw an improvement in our core earnings year-over-year, driven by an expansion of our net interest margin. In addition, we are encouraged by what we believe to be the general improvement in the financial services industry, although the industry still has a long road ahead in terms of reaching normalized balance sheets and capital levels. We believe these initial steps to recovery are a positive sign that we may have successfully managed through the worst of the crisis to date."

Nonperforming assets, defined as Other Real Estate Owned (OREO) and loans on nonaccrual or past due more than 90 days, at March 31, 2010, were 6.70 percent of total assets, compared to 6.92 percent at Dec. 31, 2009, and 6.24 percent at March 31, 2009. Net charge-offs in the first quarter of 2010 totaled $123,000, or 0.04 percent of total loans, compared to $2.1 million, or

0.72 percent of total loans, in the previous quarter, and $2.2 million, or 0.72 percent of total loans, in the first quarter of 2009.

Nonaccrual loans as a percentage of total loans at the end of the first quarter of 2010 were 4.54 percent, compared to 4.75 percent at the end of the fourth quarter of 2009 and 7.97 percent at March 31, 2009. Loans past due greater than 30 days and still accruing interest totaled $5.8 million at March 31, 2010, compared to $2.0 million in the previous quarter and $2.8 million a year ago. OREO at the end of the first quarter totaled $17.0 million, compared to $18.2 million at Dec. 31, 2009.

"The general improvement in many of our credit quality indicators gives us cautious optimism that future credit-related losses may largely come from liquidation of foreclosed properties, with smaller instances of losses related to new problem loans," said Sanchez. "We experienced a quarter-over-quarter rise in loans past due greater than 30 days and still accruing interest, but it comes on the heels of declines over the previous two quarters that remained in the $2.0 - $3.3 million range throughout 2009. Given the uneven nature of the economic recovery, there may be periods where loans past due greater than 30 days and still accruing spike in the future. As such, we will continue to monitor these loans closely."

The company's provision for loan losses totaled $400,000 for the first quarter of 2010, which was $277,000 in excess of net charge-offs, compared to $2.1 million in the previous quarter, or $53,000 in excess of net charge-offs. The company's allowance for loan losses totaled $6.7 million, or 2.33 percent of loans outstanding, at March 31, 2010, compared to $6.4 million, or 2.20 percent of loans outstanding, at the end of the previous quarter, and $5.6 million, or 1.83 percent of loans outstanding, at March 31, 2009.

Net interest income before provision for loan losses in the first quarter of 2010 increased $500,000 to $2.9 million from $2.4 million earned during the first quarter of 2009, due primarily to lower interest expense. Noninterest income in the first quarter of 2010 totaled $1.4 million, a decrease from $2.2 million earned in the first quarter of 2009, reflecting the surge in residential mortgage refinancing volume the company experienced in 2009. Noninterest expense for the three months ended March 31, 2010, was $4.1 million, down from $4.3 million for the first quarter of 2009 due to lower mortgage-related compensation expense and lower FDIC insurance expense; partially offset by higher other real estate expenses.

The company recognized an income tax expense of $347,000 in the first quarter of 2010, compared to an income tax benefit of $702,000 for the first quarter of 2009. As a result, the company's effective tax rate in the first quarter was (280 percent) in 2010 and 27 percent in 2009. This was due to the non recurring impact of the early redemption of several bank-owned life insurance policies in the first quarter of 2010, which generated taxable income, but did not result in GAAP income. As such, the company recognized a substantial tax expense on the taxable gain without any corresponding book income.

Net interest margin for the quarter ended March 31, 2010, was 2.91 percent, compared to 2.75 percent at the end of the previous quarter and 2.21 percent for the quarter ended March 31, 2009. The improvement in the margin reflects the continued success of the company's efforts to reduce deposit and other borrowing costs.

"Looking ahead, we expect our interest rate margins to continue to expand due to the protracted period of low interest rates, which has enabled our bank, and most banks in general, to improve borrowing costs," said Sanchez.

At March 31, 2010, CBC National Bank had a total risk-based capital ratio of 14.97 percent and a Tier 1 risk-based capital ratio of 13.71 percent. The threshold for being classified as "well capitalized" by federal regulators is 10 percent and 6 percent, respectively. "Largely the result of our strong capital position going into the financial crisis and our continued well-capitalized status, we have been able to weather the financial crisis to date without engaging in an equity capital raise in this depressed market, avoiding significant shareholder dilution," said Sanchez. In terms of liquidity, the company had $65.3 million in excess funding available from multiple sources at March 31, 2010.

Total assets at March 31, 2010, were $447.4 million, down 3.4 percent from $463.1 million at Dec. 31, 2009. Total shareholders' equity was $37.3 million at March 31, 2010, compared to $37.9 million at Dec. 31, 2009.

Total deposits were $359.5 million at March 31, 2010, compared to $368.9 million at Dec. 31, 2009. Total portfolio loans were $286.0 million at the end of the first quarter of 2010, compared to $289.7 million at the end of the fourth quarter of 2009.

The company's mortgage banking division originated approximately $187.9 million in loans available for sale in the secondary market in the first quarter of 2010, utilizing a conservative, low-risk loan product strategy. This compares to $236.0 million for the same period in 2009, in which the company experienced a significant rise in refinancing activity.

"We are seeing our mortgage volume begin to level off, and given the uncertainty in interest rates over the coming months and slowing of refinancing activity, we do not expect our mortgage banking division to contribute to our profitability at the same level as it has done over the past 15 months," said Sanchez. "However, we do see other areas of potential growth, specifically expansion of our small-business lending, which could enhance our SBA division's future profitability. Overall, we may experience a decline in noninterest income over the next few quarters, but we believe we will continue to benefit from positive trends as the general health of the banking industry improves."

About Coastal Banking Company Inc.

Coastal Banking Company Inc., based in Beaufort, S.C., is the $447.4 million-asset bank holding company of CBC National Bank, which operates as Lowcountry National Bank in Beaufort, S.C., First National Bank of Nassau County in Fernandina Beach, Fla., and The Georgia Bank in Meigs, Ga. CBC National Bank, which is headquartered in Fernandina Beach, provides a full range of consumer and business banking services through full-service banking offices in Beaufort, Fernandina Beach, Meigs, Hilton Head, S.C., and Port Royal, S.C. The company also operates a residential mortgage banking division based in Atlanta and commercial loan production offices in Jacksonville, Fla., and Savannah, Ga. The company's common stock is publicly traded on the OTC Bulletin Board under the symbol CBCO. For more information, please visit the company's Web site, www.coastalbanking.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Coastal's operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Coastal's assumptions, but that are beyond Coastal's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environments and securities markets, (iv) adverse changes in the regulatory requirements affecting Coastal, (v) greater competitive pressures among financial institutions in Coastal's markets, (vi) greater loan losses than historic levels, and (vii) difficulties in expanding our banking operations into a new geographic market. Additional information and other factors that could affect future financial results are included in Coastal's filings with the Securities and Exchange Commission.

All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in reports and registration statements filed with the Securities and Exchange Commission. Coastal Banking Company, Inc. undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

COASTAL BANKING COMPANY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
	March 31, 2010	December 31, 2009

Assets
Cash and due from banks	$3,168,986	$2,679,003
Interest-bearing deposits in banks	707,885	707,593
Federal funds sold	156,102	539,326
Securities available for sale, at fair value	51,895,005	60,515,592
Securities held to maturity, at cost	2,000,000	2,000,000
Restricted equity securities, at cost	4,996,250	4,996,250
Loans held for sale	32,481,632	50,005,901

Loans, net of unearned income	285,972,305	289,658,956
Less allowance for loan losses	6,663,314	6,386,409
Loans, net	279,308,991	283,272,547

Premises and equipment, net	7,487,856	7,599,170
Cash surrender value of life insurance	3,274,104	7,394,114
Intangible assets	115,639	136,480
Other real estate owned	16,989,841	18,176,169
Loan sales receivable	34,970,707	14,849,299
Other assets	9,823,207	10,225,954
Total assets	$447,376,205	$463,097,398
Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$19,683,984	$17,775,762
Interest-bearing	339,826,187	351,104,768
Total deposits	359,510,171	368,880,530

Other borrowings	37,193,544	45,237,158
Junior subordinated debentures	7,217,000	7,217,000
Other liabilities	6,205,033	3,860,284
Total liabilities	410,125,748	425,194,972

Commitments and contingencies

Shareholders' Equity:
Preferred stock, par value $.01; 10,000,000 shares authorized; 9,950 shares issued and outstanding in 2010 and 2009	9,531,884	9,515,758
Common stock, par value $.01; 10,000,000 shares authorized; 2,568,707 shares issued and outstanding in 2010 and 2009	25,687	25,687
Additional paid-in capital	41,143,691	41,121,636
Accumulated deficit	(14,542,218)	(13,930,443)
Accumulated other comprehensive income	1,091,413	1,169,788
Total shareholders' equity	37,250,457	37,902,426
Total liabilities and shareholders' equity	$447,376,205	$463,097,398

COASTAL BANKING COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Loss

	For the three months ended March 31,
	2010	2009
Interest income:
Interest and fees on loans	$4,408,483	$4,450,139
Interest on taxable securities	597,094	841,307
Interest on nontaxable securities	66,443	159,542
Interest on deposits in other banks	889	131
Interest on federal funds sold	2,624	94
Total interest income	5,075,533	5,451,213

Interest expense:
Interest on deposits	1,720,478	2,552,512
Interest on junior subordinated debentures	97,309	109,363
Interest on other borrowings	323,510	355,104
Total interest expense	2,141,297	3,016,979

Net interest income	2,934,236	2,434,234
Provision for loan losses	400,000	2,930,000
Net interest income (expense) after provision for loan losses	2,534,236	(495,766)

Non-interest income:
Service charges on deposit accounts	130,364	158,249
Other service charges, commissions and fees	64,378	75,117
SBA loan income	41,435	43,335
Mortgage banking income	1,003,290	2,304,661
Gain on sale of securities available for sale	133,551	—
Loss on Silverton Financial Services stock	—	(507,366)
Income from investment in life insurance contracts	33,134	75,031
Other income	17,740	7,339
Total other income	1,423,892	2,156,366

Non-interest expenses:
Salaries and employee benefits	1,812,304	2,372,646
Occupancy and equipment expense	323,513	288,891
Advertising fees	52,804	22,671
Amortization of intangible assets	20,841	34,440
Audit fees	102,359	62,568
Data processing fees	239,914	223,272
Director fees	56,800	40,400
FDIC insurance expense	208,916	378,709
Legal and other professional fees	126,411	190,446
OCC examination fees	45,917	30,846
Other real estate expenses	786,367	57,410
Other operating	305,857	594,658
Total other expenses	4,082,003	4,296,957

Loss before income taxes (benefits)	(123,875)	(2,636,357)
Income tax expense (benefit)	347,400	(701,577)
Net loss	$(471,275)	$(1,934,780)

Preferred stock dividends	140,500	139,581
Net loss available to common shareholders	$(611,775)	$(2,074,361)
Basic and diluted loss per share available to common shareholders	$(0.24)	$(0.81)

CONTACT:  Coastal Banking Company Inc.
          Michael G. Sanchez, Chief Executive Officer
          904-321-0400

          Marsh Communications LLC
          Andy Mus, Senior Vice President
          404-327-7662